PRESS RELEASE                             Life Sciences Research, Inc.

                                          301 N. Harrison Street, Suite 520
                                          Princeton, NJ  08540

                                          For Further Information:
                                          Richard Michaelson
                                          Phone:   US: (732) 873-2550 x4824
                                          e-mail: LifeSciencesR@aol.com


IMMEDIATE RELEASE

February 12, 2002


                   LSR TO SELL AT LEAST FOUR MILLION SHARES OF
              VOTING COMMON STOCK IN PRIVATE PLACEMENT TRANSACTION

     Princeton, New Jersey, February 12, 2002 - Life Sciences Research, Inc. ("LSR") announced today that it has received commitments to purchase at least 4,000,000 shares of its voting common stock in a private placement transaction at a sale price of $1.50 per share. LSR expects the transaction to close within approximately two weeks. The proceeds from the sale will be used to reduce debt, to pay transaction costs and for general corporate purposes. The voting common stock to be issued in the private placement is only being offered to a limited number of investors, all of whom were identified and received offering materials prior to the date of this release. The voting common stock to be issued will not upon issuance be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. Life Sciences Research, Inc. is one of the world's leading Contract Research Organizations providing product development services to the pharmaceutical, agrochemical and biotechnology industries. LSR brings leading technology and capability to support its clients in non-clinical safety testing of new compounds in early stage development and assessment. LSR operates research facilities in the United Kingdom and the United States. This announcement contains statements that may be forward-looking as defined by the USA's Private Litigation Reform Act of 1995. These statements are based largely on LSR's expectations and are subject to a number of risks and uncertainties, certain of which are beyond LSR's control.

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